Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Deere & Company

Deere Funding Canada Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Debt	Debt Securities	Rule 456(b) and Rule 457(r) (1)	(1)	(1)	(1)	(1)	(1)
	Debt	Guaranteed Debt Securities	Rule 456(b) and Rule 457(r) (1)	(1)	(1)	(1)	(1)	(1)
	Other	Warrants to Purchase Debt Securities (2)	Rule 456(b) and Rule 457(r) (1)	(1)	(1)	(1)	(1)	(1)
	Equity	Preferred Stock	Rule 456(b) and Rule 457(r) (1)	(1)	(1)	(1)	(1)	(1)
	Equity	Depositary Shares	Rule 456(b) and Rule 457(r) (1)	(1)	(1)	(1)	(1)	(1)
	Equity	Common Stock	Rule 456(b) and Rule 457(r) (1)	(1)	(1)	(1)	(1)	(1)
	Other	Warrants to Purchase Common Stock (2)	Rule 456(b) and Rule 457(r) (1)	(1)	(1)	(1)	(1)	(1)
	Other	Currency Warrants (2)	Rule 456(b) and Rule 457(r) (1)	(1)	(1)	(1)	(1)	(1)
	Other	Indexed and Other Warrants (2)	Rule 456(b) and Rule 457(r) (1)	(1)	(1)	(1)	(1)	(1)
	Other	Stock Purchase Contracts	Rule 456(b) and Rule 457(r) (1)	(1)	(1)	(1)	(1)	(1)
	Other	Stock Purchase Units	Rule 456(b) and Rule 457(r) (1)	(1)	(1)	(1)	(1)	(1)
	Other	Guarantees (3)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					(2)		(1)
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							(1)

(1)	An unspecified aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at unspecified prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, Deere & Company is deferring payment of all of the registration fee and will pay the registration fee subsequently in advance or on a pay-as-you-go basis. The Registrant is relying on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, to defer payment of all registration fees. In connection with the securities offered hereby, the Registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b). The Registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.

(2)	Warrants to purchase the above-referenced securities may be offered and sold separately or together with other securities. An indeterminate aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices, including securities that may be issued upon exercise, conversion, settlement or exchange of, any securities offered hereunder.

(3)	No separate consideration will be received for the guarantees.